UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 8, 2005 (June 7, 2005)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

W. Matt Ralls is one of the named executive officers in the Company’s proxy statement. In connection with his appointment as Executive Vice President and Chief Operating Officer of the Company effective June 7, 2005, which is discussed below under Item 5.02, Mr. Ralls’ salary was increased from $420,000 to $450,000, and his bonus target under the Company’s Annual Incentive Plan was increased from 65% to 75% of his annual base salary.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departure of Directors. The Company’s Amended and Restated Articles of Association provide that no person shall serve as a director of the Company who at the time of his or her election has reached his or her 70th birthday. As a Class II director, C. Russell Luigs would ordinarily have been nominated for re-election at the Company’s Annual General Meeting of Shareholders held on June 7, 2005, but he had reached his 70th birthday and accordingly did not stand for re-election. The Board of Directors has reduced the number of directors from fourteen to twelve. Such reduction arose from the previously reported resignation from the Board of Khaled R. Al-Haroon on May 1, 2005, and the retirement of Mr. Luigs on June 7, 2005. Accordingly, there are no vacancies on the Board.

Appointment of Principal Officers. Effective June 7, 2005, the Company’s Board of Directors appointed W. Matt Ralls as Executive Vice President and Chief Operating Officer of the Company. Mr. Ralls was formerly the Company’s Senior Vice President and Chief Financial Officer. Also effective June 7, 2005, Michael R. Dawson was appointed as Senior Vice President and Chief Financial Officer of the Company. Mr. Dawson was formerly the Company’s Vice President and Controller. In addition, Robert L. Herrin was appointed as Vice President and Controller of the Company effective June 7, 2005. Mr. Herrin was formerly the Company’s Vice President, Internal Audit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: June 8, 2005	By:	/s/ Alexander A. Krezel
Alexander A. Krezel
Vice President, Secretary and
Associate General Counsel